SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2018

AMPCO-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-898	25-1117717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

726 Bell Avenue, Suite 301 Carnegie, Pennsylvania	15106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 456-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Real Estate Sale and Leaseback

On September 28, 2018, Union Electric Steel Corporation (“UES”), a wholly owned subsidiary of Ampco-Pittsburgh Corporation (“Ampco”), and Store Capital Acquisitions, LLC (the “Purchaser”) consummated a sale and leaseback transaction, valued at approximately $19,000,000, pursuant to which Purchaser purchased from UES certain of UES’s properties, including manufacturing facilities located in Burgettstown, Pennsylvania and Valparaiso, Indiana, and the corporate office and manufacturing facility located in Carnegie, Pennsylvania (collectively, the “Facilities”).

In connection with the sale and leaseback transaction, UES entered into a Master Lease Agreement (the “Lease”), dated September 28, 2018 (the “Effective Date”), with Purchaser, pursuant to which UES will lease back the Facilities from Purchaser, subject to the terms and conditions of the Lease. The Lease provides for a 20-year term (the “Primary Term”), commencing on the Effective Date, with four separate renewal terms of approximately five years each (each a “Renewal Term”). UES is required to give written notice to Purchaser not later than 120 days before the end of the then current Primary Term or Renewal Term, as applicable, if UES desires to exercise its right to extend such term.

Subject to adjustment as set forth in the Lease, the annual minimum rent payable to Purchaser during the Primary Term and the first and second Renewal Terms is an amount equal to $1,643,500 (the “Base Annual Rent”), payable in equal monthly installments. On October 1, 2019 and each anniversary of such date prior to the third and fourth Renewal Terms, the Base Annual Rent will increase by the lesser of (a) two percent or (b) 1.25 times the change in the Consumer Price Index. During the third and fourth Renewal Terms, the Base Annual Rent will be the annual fair market rental rate, including annual rent increases, then being charged for comparable facilities in the markets in which the Facilities are located, with such annual fair market rental rate to be determined in accordance with the terms and conditions of the Lease.

The Lease contains certain representations, warranties, covenants, obligations, conditions, indemnification provisions and termination provisions customary for sale and leaseback transactions.

Pursuant to the terms and conditions of the Lease, UES has an option to purchase the Properties by delivering written notice to Purchaser no later than 45 days prior to the seventh anniversary of the Effective Date for a price equal to the greater of (a) 115% of Lessor’s Total Investment or (b) Fair Market Value (each as defined in the Lease).

In consideration of, and as an inducement to, Purchaser’s agreement to enter into the above described Lease, Ampco entered into an Unconditional Guaranty of Payment and Performance with the Purchaser (the “Guaranty”), whereby Ampco has guaranteed the full payment by UES of all rent and other amounts and charges required to be paid by UES pursuant to the Lease, and the full performance of UES of all other obligations of UES to be performed under the Lease.

Amendment to Credit Agreement

In connection with the Lease and the Guaranty, on September 28, 2018, Ampco and its subsidiaries Air & Liquid Systems Corporation, UES, Alloys Unlimited and Processing, LLC, Akers National Roll Company, Union Electric Steel UK Limited, ASW Steel Inc., Åkers AB and Åkers Sweden AB (collectively the “Corporation”) entered into a Third Amendment (the “Amendment”) to the Revolving Credit and Security Agreement, dated May 20, 2016, as amended on October 31, 2016 and March 2, 2017, with certain lenders, the guarantors party thereto, PNC Bank, National Association (“PNC”), as administrative agent, and the other agents party thereto (collectively, the “Credit Agreement”).

Pursuant to the Amendment, the Credit Agreement was amended to, among other things: (i) add certain additional reporting requirements regarding beneficial ownership of Ampco, (ii) revise the applicable interest rate margin by increasing such margin by one-half percent per annum, and (iii) update certain schedules to the Credit Agreement. All other material terms, conditions, and covenants with respect to the Credit Agreement remain unchanged.

The foregoing descriptions of the Lease, the Guaranty and the Amendment do not purport to be a complete description of the parties’ rights and obligations under the Lease, the Guaranty and the Amendment. The above descriptions are qualified in their entirety by reference to the complete Lease, Guaranty and Amendment, copies of which will be filed as exhibits to Ampco’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information included in Item 1.01 is incorporated by reference into this Item 2.03

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Maria Trainor
Maria Trainor
Vice President, General Counsel and Secretary

Dated: October 3, 2018